Exhibit 99.1

PRESS RELEASE

April 3, 2007

Berry Plastics and Covalence Specialty Materials Complete Merger

EVANSVILLE, IN AND BEDMINSTER, NJ, April 3, 2007 — Berry Plastics Group, Inc. and Covalence Specialty Materials Holding Corp. have completed their previously announced stock-for-stock merger. Ira Boots is the Chairman and Chief Executive Officer, and Brent Beeler is the Chief Operating Officer, of the combined company, which is now known as Berry Plastics Group, Inc. Kip Smith, the former Chief Executive Officer of Covalence, will continue to run the Covalence businesses.

For additional information, please contact:

Jeff Thompson
Executive Vice President & General Counsel
Diane Tungate
Executive Assistant
Berry Plastics Group, Inc.
101 Oakley Street
Evansville, IN 47710
Telephone: (812) 424-2904

About Berry Plastics

Berry Plastics is a leading manufacturer and marketer of plastic packaging products. Berry Plastics provides a wide range of open top and closed top packaging as well as comprehensive packaging solutions to over 12,000 customers, ranging from large multinational corporations to small local businesses. In the fiscal year ended December 31, 2005, the company had pro forma annual sales of $1.3 billion. Based in Evansville, Indiana, the company has 25 manufacturing facilities worldwide and more than 6,500 employees.

About Covalence

Covalence, with a workforce of more than 7,000 employees in 37 manufacturing facilities, is a major producer of a wide range of products, including polyethylene-based plastic films, industrial tapes, medical specialties, packaging, heat-shrinkable coatings and specialty laminates. Covalence is the number one producer domestically of trash bags, duct tape and niche laminated and coated products. Among its leading brands are Ruffies(R) and Rhino-X(R) trash bags; Film-Gard(R) plastic sheeting; Nashua(R) tapes; Covalence Raychem(R) heat-shrinkable coatings (Raychem(R) is a trademark of Tyco Electronics Corporation and Nashua(R) is a trademark of Nashua Corporation; each are used under license by Covalence); Polyken(R) pipeline coatings; Thermo-ply(R) and Energy-Brace(R) wall sheathing; as well as R-Wrap(R) and Barricade(R) housewraps. For more information, please visit http://www.covcorp.com.

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